Exhibit 10.3

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into this day 23rd of April, 2013 (the “Effective Date”), by and among NUCOR CORPORATION, a Delaware corporation with its headquarters located in Charlotte. North Carolina (“Nucor”), THE CORPORATE DEVELOPMENT INSTITUTE, INC., a New Jersey corporation with its headquarters located in Charlotte, North Carolina (“CDI”) and JAMES D. HLAVACEK, a resident of North Carolina (“Hlavacek”, and together with CDI, collectively, the “CDI Parties”). Nucor, CDI and Hlavacek are sometimes referred to herein as the “Parties”, or individually as a “Party”.

WHEREAS, Hlavacek, Chairman and CEO of CDI, has served on the Board of Directors of Nucor (the “Board”) since 1996;

WHEREAS, effective as of May 9, 2013, Hlavacek will no longer be a member of the Board; and

WHEREAS, following Hlavacek’s departure from the Board, Nucor would like to retain CDI, and through CDI, Hlavacek, as a consultant to provide Nucor with management and marketing training and consultation services (the “Services”), and CDI desires to provide Nucor with such Services, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. CDI Services.

CDI shall provide the Services to Nucor from time to time at such times as requested by Nucor and reasonably acceptable to CDI. Nucor may provide to CDI certain technical matter, data and information necessary for the performance of the assigned Services. The CDI Parties acknowledge and agree that the Services shall be performed by and through Hlavacek, and Hlavacek’s disability, death or other inability to perform the Services shall be deemed a material default of the CDI Parties under this Agreement. Upon the expiration or earlier termination of this Agreement, CDI shall return all documents (originals and copies), data (regardless of medium), Nucor Confidential Information (as defined below), and Work Product (as defined below) to Nucor. The CDI Parties shall not retain any copies of Nucor Confidential Information or Work Product unless expressly authorized in writing by an executive officer of Nucor. Upon the expiration or earlier termination of this Agreement, Nucor shall return all CDI Confidential Information (as defined below), other than any such CDI Confidential Information incorporated into any Work Product (as defined below), to CDI. Nucor shall not retain any copies of CDI Confidential Information, other than any such CDI Confidential Information incorporated into any Work Product, unless expressly authorized in writing by CDI.

2. Consulting Fees.

Nucor will pay CDI $225,000 per each full calendar year during the Term (the “CDI Annual Fees”). The CDI Annual Fees shall be payable by Nucor within 10 business days following the first day of each calendar month during the term in 12 monthly installments of $18,750 each beginning in June of 2013. Payment of the CDI Annual Fees shall entitle Nucor to receive 20 hours of Services from CDI during each calendar year of the Term. In the event Nucor desires to receive in excess of 20 hours of Services during any calendar year during the Term (“Excess Services”), CDI shall provide such excess Services at the rate of $12,000 per day of Excess Services provided to Nucor. Nucor will reimburse CDI, in accordance with Nucor’s policies, for all reasonable and documented travel, lodging and similar out-of-pocket expenses incurred by CDI in the performance of the Services hereunder within 30 days following a receipt CDI’s invoice therefor.

3. Confidentiality.

(a) Confidential Information Defined. For purposes of this Agreement, the term “Nucor Confidential Information” shall include, but is not limited to, any and all of Nucor’s and its affiliates’ trade secrets and all other information and data of Nucor and its affiliates that is not generally known to third persons who could derive economic value from its use or disclosure, including, but not limited to, Nucor’s and its affiliates’ financial, business development and growth strategies, overall business strategy or market projections data, Nucor’s and its affiliates’ plant design, specifications, and layout; product design and specifications; processes, formulas, and methodologies; manufacturing (including but not limited to melting, casting, rolling, coating and fabrication) processes, procedures and specifications; equipment design, specification, layout, processes, and methodologies; data processing programs, research and development projects; product marketing, pricing, and cost data; customer identity, requirements, needs and specifications; and all information regarding the Work Product (as defined below) and the Services and all information obtained by either CDI Party pursuant to Hlavacek’s past service on the Board. During the course of Hlavacek’s service on the Board, Hlavacek has received and had access to, and during the course of providing the Services the CDI Parties may receive or have access to, Nucor Confidential Information. The CDI Parties acknowledge that Nucor owns all such Nucor Confidential Information. Notwithstanding the foregoing, Nucor Confidential Information shall not include any information that: (a) is identical to information which can be shown by clear and convincing written evidence to have been developed by a CDI Party or in a CDI Party’s possession prior to receipt of the same from Nucor, its affiliates or any of their respective representatives; (b) now is or hereafter becomes publicly known through no fault of a CDI Party; or (c) otherwise becomes available to a CDI Party from a third party that is not under any obligation of confidentiality to Nucor, its affiliates or any of their respective representatives.

For the purposes of this Agreement, the term “CDI Confidential Information” shall mean any and all of the CDI Parties’ trade secrets and all other information and data of the CDI Parties’ that is (x) not generally known to third persons who could derive economic value from its use or disclosure and (y) is clearly marked as “Confidential,” or if disclosed orally is confirmed as “Confidential” in writing within ten (10) days following such oral disclosure. During the Term Nucor may receive or have access to CDI Confidential Information. Nucor acknowledges that the CDI Parties own all such CDI Confidential Information. Notwithstanding the foregoing, CDI Confidential Information shall not include any information that: (i) is identical to information which can be shown by clear and convincing written evidence to have been developed by Nucor or its affiliates or any of their respective employees or representatives or in the possession of any such persons prior to receipt of the same from a CDI Party; (ii) now is or hereafter becomes publicly known through no fault of Nucor; or (iii) otherwise becomes available to Nucor or its affiliates or any of their respective employees from a third party that is not under any obligation of confidentiality to a CDI Party.

(b) Restrictions on Use / Disclosure. Except as strictly necessary in connection with the performance of the Services, each CDI Party shall hold Nucor Confidential Information in strict confidence, will not use or make any disclosures thereof (including methods or concepts utilized in the Nucor Confidential Information) without the express writtten consent of an executive officer of Nucor, and will take all reasonable steps to maintain the confidentiality of all Nucor Confidential Information. Each CDI Party shall treat the specific provisions of this Agreement as Nucor Confidential Information. Except to the extent necessary to use the Work Product (as defined below) for its own internal purposes.

Nucor shall hold the CDI Confidential Information in strict confidence, will not make any disclosures thereof (including methods or concepts utilized in the CDI Confidential Information) without the express written consent of CDI, and will take all reasonable steps to maintain the confidentiality of all CDI Confidential Information.

(c) Legally Compelled Disclosures. In the event that a CDI Party or Nucor is required by any law, regulation, rule or order of any governmental body or agency to disclose any Nucor Confidential Information or CDI Confidential Information, as applicable, the CDI Parties or Nucor, as applicable, shall (i) give the other Party prompt notice of such requirement (or related request), (ii) consult with the other Party before making any such disclosure and (iii) cooperate fully with the other Party in such Party’s efforts, if any, to obtain a protective order or otherwise avoid disclosure of any such Nucor Confidential Information or CDI Confidential Information, as applicable. If, in the absence of a protective order, a CDI Party or Nucor, as applicable, is, in the written opinion of such CDI Party’s or Nucor’s outside counsel, compelled or required to disclose the Nucor Confidential Information or the CDI Confidential Information, as applicable, such CDI Party or Nucor, as applicable, may disclose such Nucor Confidential Information or CDI Confidential Information, as applicable, to the extent compelled or required to do so without liability hereunder.

4. No Public Announcements; Non-Disparagement.

(a) No CDI Party shall make any announcement or statement, written or oral, or release any information concerning Nucor or its affiliates, or their officers, employees or directors, regarding any of their respective policies or activities, to any member of the public, press, person, entity, or any official body, without the prior written consent of an executive officer of Nucor. The CDI Parties hereby further covenant and agree not to engage in, and to ensure that none of their employees, shareholders or representatives do not engage in, any conduct that is injurious to the reputation and interest of (i) Nucor, (ii) any affiliate of Nucor or (iii) any officer, employee, director, or representative of Nucor or any of Nucor’s affiliates, including but not limited to, disparaging, inducing or encouraging others to disparage, encouraging others to terminate or alter their business dealings with, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation, business practices, services, management, or employment practices of such entities or persons.

(b) Provided that neither CDI Party has breached its obligations under Section 4(a) above, Nucor covenants and agrees not to engage in, and to ensure that none of its employees or representatives engage in, any conduct that is injurious to the reputation and interest of any CDI Party, including but not limited to, disparaging, inducing or encouraging others to disparage, encouraging others to terminate or alter their business dealings with, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation, business practices, services, management, or employment practices of, a CDI Party.

5. Work Product.

The CDI Parties hereby covenant and agree that all processes, routines, methodologies, materials, technologies, documents, supporting work papers, designs, drawings, concepts, inventions, improvements, know-how, ideas, proposals, reports and strategies, whether fully or partially developed and/or completed, that are solely or jointly conceived, developed, or reduced to practice or writing by or with the aid of either CDI Party during the Term (as defined below) that relate in any manner, directly or indirectly, to Nucor’s or any of its affiliates’ business (collectively, the “Work Product”), shall be considered work(s) made by such CDI Party for hire for Nucor and shall belong exclusively to Nucor. The CDI Parties shall take (at Nucor’s expense) all actions reasonably requested by Nucor to fully vest Nucor with all right and title in and to the Work Product.

6. Acknowledgment: Enforcement.

(a) The CDI Parties acknowledge and agree that the restrictions set forth in Sections 3-5 of this Agreement are fair and reasonable and are material terms of this Agreement. The CDI Parties agree that any violation of the covenants contained in Sections 3-5 will cause serious and irreparable damage to Nucor, the exact amount of which will be difficult to ascertain, and for that reason, Nucor shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by either CDI Party and that no bond need be posted in any such preceding or action. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies Nucor shall have in law and equity for the enforcement of such covenants and provisions.

(b) In the event of the violation or breach by either CDI Party of any covenant contained in Section 3-5 hereof (or the violation or breach of such covenants by any of the employees, shareholders, or representatives of the CDI Parties whose compliance with such covenants the CDI Parties hereby expressly agree shall be their responsibility), (i) CDI shall forfeit and immediately return upon demand by Nucor any CDI Annual Fees received by CDI up to the date of such violation or breach, (ii) the CDI Parties shall, jointly and severally, indemnify and hold harmless Nucor from any cost or expense (including reasonable attorneys’ fees) arising out of such violation and (iii) Nucor may, effective upon its issuance of written notice to the CDI Parties, terminate this Agreement without any further liability or obligation to the CDI Parties.

7. Relationship of the Parties.

CDI shall be for all purposes an independent contractor of Nucor, and nothing herein shall cause either CDI Party to be, or to be deemed to be, an officer, director, employee, agent, partner or joint venturer of Nucor. CDI shall be responsible for the payment of any taxes (including federal and state income taxes, Social Security and Medicare contributions and similar taxes and assessments) of any type whatsoever that may arise out of this Agreement. It is agreed and understood that no CDI Party shall not be entitled to participate in any employee welfare, retirement, equity or other benefit plan of any type, whether written or oral, offered by Nucor.

8. Warranty.

The CDI Parties represent and warrant to Nucor that neither the Services nor the Work Product will violate (a) any confidentiality, non-use or non-disclosure obligations either CDI Party owes to any person or entity, or (b) infringe any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any person or entity.

9. Term; Termination.

Unless earlier terminated in accordance with the provisions hereof, the initial term of this Agreement shall commence on the Effective Date and terminate 3 years thereafter (the “Initial Term”); provided, however, in the event the CDI Parties and Nucor so agree in writing at least 45 days prior to the expiration of the Initial Term, the term of this Agreement will be renewed for an additional year (the “Renewal Term,” and such Renewal Term (if any) together with the Initial Term, the “Term”). The provisions of Sections 3-5 and 10 hereof shall survive any termination of this Agreement indefinitely.

10. General Provisions.

(a) Choice of Law, Venue and Remedies. The Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. Each Party, acting for itself and its successors and assigns, hereby expressly and irrevocably consents to the exclusive jurisdictions of the state courts located in Charlotte, North Carolina, for any litigation which may arise out of or be related to this Agreement. Each Party waives personal service of any and all process, and each consents that all service of process may be made by registered mail, return receipt requested, directed to a Party at its proper address. Each Party waives any objection based on forum non-conveniens or any objection to venue of any such action. Nothing contained in this Agreement shall limit, abridge, or modify the rights of Nucor under any statutes, including applicable trade-secret law (the North Carolina Trade Secrets Protection Act) or common law, or otherwise limit the remedies available to Nucor.

(b) Assignment; Waiver. Neither CDI Party shall assign this Agreement nor subcontract the whole Agreement or any part thereof, without the express written consent of Nucor. Failure by any Party at any time to require performance by the another Party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach.

(c) Entire Agreement; Amendments; Counterparts. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings related to the subject matter hereof. This Agreement may be amended, and any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by both Parties, or, in the case of a waiver, by the Party waiving compliance. This Agreement may be executed in one or more counterparts and by facsimile or pdf signature, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(d) Severability. The Parties agree that if a court of competent jurisdiction deems any of the provisions or parts thereof in this Agreement too broad for the protection of Nucor’s legitimate interests or otherwise unenforceable, the Parties authorize the court to limit or modify the restrictions to the extent reasonably necessary to protect Nucor’s legitimate business interests. In the event such modification is impossible, the unenforceable provision or part thereof shall be deemed severed from this Agreement and every other provision or part thereof of this Agreement, including the remainder of the Section from which a provision or part thereof is severed, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

NUCOR CORPORATION

/s/ John J. Ferriola
By:	John J. Ferriola
Title:	President & CEO

THE CORPORATE DEVELOPMENT INSTITUTE, INC.

/s/ James D. Hlavacek
By:	James D. Hlavacek
Title:	Chairman and CEO

/s/ James D. Hlavacek*
James D. Hlavacek*	4/23/13

*	Executed in his capacity as an individual.